Exhibit 3.2(ai)

LIMITED LIABIILTY COMPANY AGREEMENT

OF

BEAZER-INSPIRADA, LLC

This Limited Liability Company Agreement is executed as of September 23, 2011 by the undersigned (the “Member”) as the sole member of the Company.

SECTION 1. THE COMPANY

1.1 Name. The name of the Company is Beazer-Inspirada, LLC. The name of the Company may be changed at any time by the Member.

1.2 Purpose. The purpose of the Company is to engage in any business or activity permitted under Delaware law and the laws of any jurisdiction in which the Company may do business.

1.3 Term. The term of the Company shall commence on the date the Certification of Formation is filed in Delaware, and shall continue in perpetuity until the Company is dissolved as set forth in this Agreement.

1.4 Membership Interest. The membership interest of the Company held by the Member shall be personal property for all purposes. All property owned by the Company, including, but not limited to, real and personal property and tangible and intangible property, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such property.

1.5 Liability of Member. The Member shall not be personally liable for the obligations of the Company. The Member’s liability for the obligations of the Company shall be limited to the aggregate amount of the Member’s capital contribution to the Company.

1.6 Company Bank Account. All funds of the Company shall be deposited in the Company’s name in such financial institutions or banks, and all withdrawals therefrom shall be upon such signatures as the Manager may from time to time determine.

1.7 Company Fiscal Year. The fiscal year of the Company for accounting, income tax and all other purposes shall end on December 31 of each calendar year. Subject to the requirements of the Code, the fiscal year of the Company may from time to time be changed by the Manager.

1.8 Company Books and Records. On behalf of the Company, the Manager shall keep or cause to be kept complete and accurate books and accounts with respect to Company business. The books and accounts of the Company shall at all times be kept and maintained at the Company’s principal place of business. The Manager shall write checks and maintain the bank accounts, including payroll. The Manager shall continuously maintain those records required to be maintained by the Act at the Company’s principal office.

1.9 Tax Elections. All elections required or permitted by the Company under the terms of the Code shall be made by the Member.

SECTION 2. CAPITAL CONTRIBUTIONS

The Member may, but is not required to, contribute to the Company the cash or other assets which shall be set forth in Exhibit A to this Agreement. The Member shall not be obligated to make additional Capital Contributions to the Company.

SECTION 3. DISTRIBUTIONS

Except as otherwise provided in Section 7 hereof or the Act, Net Cash Flow, if any, shall be distributed to the Member, at such times as may be determined by the Manager.

SECTION 4. ALLOCATIONS

Unless otherwise required by the Code, all Profits, Losses and items thereof for each fiscal year of the Company shall be allocated to the Member.

SECTION 5. MANAGEMENT

5.1 Authority of Manager. All decisions and actions concerning the Company and its affairs shall be made or taken by the Manager. Any party dealing with the Company shall be permitted to rely absolutely on the signature of the Manager as binding on the Company, without any duty of further inquiry.

5.2 Manager. The Manager shall be Beazer Homes Holdings Corp.

5.3 Resignation of Manager. The Manager may resign at any time by delivering written notice to the Member. The resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, and unless otherwise specified in the resignation, the acceptance of the resignation shall not be necessary to make it effective. If the resignation specifies a later effective date, the pending vacancy may be filled before the effective date, but the new Manager may not take office until the vacancy occurs.

5.4 Removal of Manager. The Manager may be removed by the Member.

5.5 Successor. Any vacancy with respect to the Manager occurring as the result of the resignation or removal of the Manager shall be filled by the written consent of the Member.

SECTION 6. TRANSFERS

No interest of the Company may be assigned, transferred, or otherwise disposed of without the consent of the Member. Any attempted transfer, assignment, encumbrance, hypothecation or other disposition shall be null and void and without effect.

SECTION 7. DISSOLUTION AND TERMINATION

7.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:

(a) The decision by the Member to dissolve the Company; or

(b) The entry of a decree of dissolution under the Act.

7.2 Winding Up; Liquidation and Distribution of Assets. Following the dissolution of the Company, as provided in Section 7.1 hereof, the Member may participate in the winding up of the Company and shall liquidate the Company’s property as provided in the Act and shall distribute the proceeds therefrom first to the payment and discharge of all of the Company’s debts and liabilities, including those to the Member as a creditor, to the extent permitted by law, and second, to the Member.

SECTION 8. MISCELLANEOUS

8.1 Delaware Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without respect to conflicts of law provisions.

8.2. Partition. No Member, nor any successor in interest to any Member, shall have the right while this Agreement remains in effect to have the Company property partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property partitioned, and each Member on behalf of his, her, or itself, successors, successors in title and assigns, hereby waives any such right.

8.3 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Member of the Company, and no creditor of the Member or of the Company shall have any right or benefit hereunder or be entitled to rely on any provisions of this Agreement.

8.4 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its respective legal representatives, successors, transferees and assigns.

8.5 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

8.6 Partial Invalidity. If any of the terms and provisions of this Agreement are determined to be invalid, such invalid term or provision shall not affect or impair the remainder of this Agreement, but such remainder shall continue in full force and effect to the same extent as though such invalid term or provision were not contained herein.

8.7 Amendment and Entire Agreement. This Agreement shall not be amended, altered, changed or added to without the consent of the Member as evidenced by a written instrument executed by such Member as of the time of such alteration or amendment. This Agreement contains the entire understanding and agreement of the Member and the Company with respect to all matters referred to herein and all prior negotiations and understandings are hereby merged into this Agreement.

8.8 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:

“Act” means the Delaware Limited Liability Company Law, as set forth in Del. Code Ann. Tit. 6, § 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Agreement” means this Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Capital Contribution” means, with respect to any Member, the amount of money and the net fair market value of property (other than money) contributed to the Company by such Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

“Member” means Beazer Homes Holdings Corp.

“Net Cash Flow” means the gross cash proceeds to the Company from all sources, less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Manager.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted by the Manager to comply with the Regulations.

“Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first above written.

MANAGER Beazer Homes Holdings Corp.		MEMBER Beazer Homes Holdings Corp.

By:	/s/ Kenneth F. Khoury	By:	/s/ Kenneth F. Khoury

Name:	Kenneth F. Khoury	Name:	Kenneth F. Khoury

Title:	EVP & Corporate Secretary	Title:	EVP & Corporate Secretary

EXHIBIT A

Name and Address of the Member	Initial Capital Contribution
Beazer Homes Holdings Corp. 1000 Abernathy Road, Ste. 260 Atlanta, Georgia 30328	$1.00